EXHIBIT 10.21.1
April 16, 2008
Ms. Jane S. Miller
Miller Management Group, Inc.
260 Cactus Court
Boulder, Colorado 80304

RE:	Extension of Consulting Agreement
Dear Jane:
This letter is being sent in reference to the Consulting Agreement dated July 27, 2007, and effective July 22, 2007, between Interstate Brands Corporation (“IBC”) and Miller Management Group, Inc. (“Consultant”). As you are aware, the Consulting Agreement is scheduled to expire on April 21, 2008. While IBC has not yet finalized its strategy for exiting its pending bankruptcy proceedings, your continued service is of great importance to the company’s future. Therefore, we would like to extend the current Consulting Agreement until May 5, 2008. During the extension, your rate of compensation will remain at $650 per hour (limited to 60 hours per week with no daily limit) but will not be subject to any holdback. All holdback amounts earned through April 21, 2008, will be paid to you upon receipt of your invoice for services through that date. All other terms and conditions under the Consulting Agreement shall remain in full force and effect during the extension.
If you are in agreement to extend the Consulting Agreement, please sign below and return a copy of this letter to me for our files. IBC has benefited greatly from your expertise during your engagement and we are looking forward to our continued relationship.
Sincerely,
/s/ Craig D. Jung
Craig D. Jung
Chief Executive Officer
Agreed and Accepted:
MILLER MANAGEMENT GROUP, INC.

By: Name:	/s/ Jane S. Miller Jane S. Miller	Date:	4/21/2008